B BERMAN & COMPANY, P.A.
Certified Public Accountants and Consultants

September 6, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Fax: 202-772-9251

Re: A5 Laboratories, Inc.
File Reference No. 333-138927

We were previously the independent registered public accounting firm for A5 Laboratories, Inc. ("the Company"), and on January 12, 2011, we reported on the financial statements of the Company as of September 30, 2010 and the related statements of operations, stockholders' deficit and cash flows for the year ended September 30, 2010. The financial statements of the Company as of September 30, 2009, were audited by other auditors whose report was dated December 7, 2009.

On August 30, 2011, we informed Richard Azani, the Company's Chief Executive Officer of our notice of resignation, effective the same date. We have read the Company's statements included in Item 4.01 on Form 8-K pertaining to our resignation. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Berman & Company, P.A.

Berman & Company, P.A.

Boca Raton, Florida
September 6, 2011

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants